Exhibit 99.1

Stardust Power Inc. Announces Pricing of $5.75 Million Public Offering

GREENWICH, Conn., January 24, 2025 (GLOBE NEWSWIRE) — Stardust Power Inc. (NASDAQ: SDST) (“Stardust Power” or the “Company”), an American developer of battery-grade lithium products, today announced the pricing of its “reasonable best efforts” public offering for the purchase and sale of up to 4,792,000 shares of common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to 4,792,000 shares of common stock at a combined offering price of $1.20 per share and accompanying warrant (the “Offering”). The Company expects to receive aggregate gross proceeds of approximately $5.75 million, before deducting placement agent fees and other offering expenses, and assuming no exercise of the warrants. The warrants will have an exercise price of $1.30 per share, will be exercisable immediately and will expire five years from the issuance date.

“We are proud that we have priced this round of financing with investment from a large institutional investor, representing their support for the Stardust Power story. This financing continues building on our progress towards the FID stage for our large central lithium refinery. The capital provides stability for the company to continue to execute against our business plan,” noted Stardust Power Founder and CEO, Roshan Pujari.

The closing of the Offering is expected to occur on or about January 27, 2025, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this Offering for working capital and general corporate purposes, as well as to satisfy amounts due under certain existing promissory notes of the Company.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-284298) previously filed with the Securities and Exchange Commission (“SEC”) on January 15, 2025, which was declared effective on January 23, 2025. This Offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the Offering has been filed with the SEC. An electronic copy of the final prospectus relating to the Offering may be obtained, when available, on the SEC’s website located at http://www.sec.gov and may also be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Stardust Power Inc.

Stardust Power is a developer of battery-grade lithium products designed to bolster America’s energy leadership by building resilient supply chains. Stardust Power is developing a strategically central lithium refinery in Muskogee, Oklahoma with the anticipated capacity of producing up to 50,000 metric tons per annum of battery-grade lithium. The Company is committed to sustainability at each point in the process. Stardust Power trades on the Nasdaq under the ticker symbol “SDST.”

For more information, visit www.stardust-power.com

Stardust Power Contacts

For Investors:

Johanna Gonzalez

investor.relations@stardust-power.com

For Media:

Michael Thompson

media@stardust-power.com

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements are often identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “forecasted,” “projected,” “potential,” “seem,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or otherwise indicate statements that are not of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, among other things, statements relating to the satisfaction of customary closing conditions related to the Offering, the timing of the anticipated closing of the Offering and the intended use of proceeds from the Offering. These forward-looking statements and factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability of Stardust Power to grow and manage growth profitably, maintain key relationships and retain its management and key employees; risks related to the uncertainty of the projected financial information with respect to Stardust Power; risks related to the price of Stardust Power’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Stardust Power plans to operate, variations in performance across competitors, changes in laws and regulations affecting Stardust Power’s business and changes in the combined capital structure; and risks related to the ability to implement business plans, forecasts, and other expectations and identify and realize additional opportunities. The foregoing list of factors is not exhaustive.

Stockholders and prospective investors should carefully consider the foregoing factors and the other risks and uncertainties described in documents filed by Stardust Power from time to time with the SEC.

Stockholders and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which only speak as of the date made, are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of Stardust Power. Stardust Power expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the expectations of Stardust Power with respect thereto or any change in events, conditions or circumstances on which any statement is based.